Exhibit 10.5

SIXTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made as of May 11, 2011, by and among GPF Acquisition, LLC, Walker & Dunlop Multifamily, Inc., Walker & Dunlop GP, LLC, Green Park Financial Limited Partnership, W&D, Inc., Walker & Dunlop, Inc., and Walker & Dunlop, LLC (collectively, the “Obligor Group”), Bank of America, N.A., as Administrative Agent and Collateral Agent (the “Administrative Agent”), and the lenders party hereto (the “Lenders”).  Capitalized terms used herein without definition have the meanings specified therefor in that certain Amended and Restated Credit Agreement dated as of January 30, 2009, by and among the Obligor Group, the Administrative Agent, and the Lenders, as amended (the “Credit Agreement”).

R E C I T A L S

The Obligor Group, the Administrative Agent, and the Lenders desire to amend the Credit Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

6.                                       Amendments.  Effective as of the Effective Date (as hereafter defined), the Credit Agreement is hereby amended as follows:

(a)                                  Section 1.01 of the Loan Agreement is hereby amended as follows:

(i)                                     The term “Adjusted Tangible Net Worth” is hereby deleted in its entirety.

(ii)                                  The following definitions are hereby deleted in their entirety and replaced with the following:

“Applicable Margin” means 2.50%.

“EBITDA” means, at any date of determination thereof, an amount equal to the following, all as determined in accordance with GAAP (net of intercompany transactions and without duplication):

(a)                                  Net Income for the most recently completed Measurement Period;

plus

(b)                                 to the extent deducted in calculating Net Income: the sum of (i) depreciation expenses, (ii) amortization and write-offs of Servicing Contracts, (iii) any unrealized losses under the Rate Cap Agreement, and (iv) reserves for risk-sharing obligations relating solely to Fannie Mae DUS Mortgage Loans pursuant to the Fannie Mae DUS Program;

minus

(c)                                  to the extent included in calculating Net Income, (i) capitalized amounts attributable to origination of Servicing Contract rights (ii) cash received under the Rate Cap Agreement and any unrealized gains under the Rate Cap Agreement, and (iii) the fair value of expected guaranty obligations.

“Maturity Date” means October 31, 2015.

“Net Income” means, for any period, the consolidated net income (or loss) of the Parent, before the deduction of income taxes, determined on a consolidated basis in accordance with GAAP.

(iii)                               The following definitions are hereby added in the proper alphabetical sequence:

“Tangible Net Worth” means, at any time of determination, the excess, at such time, of the Parent’s and its Subsidiaries’, on a consolidated basis, total assets, minus the sum of (i) total liabilities, and (ii) the book value of all intangible assets, including, without limitation, good will, trademarks, trade names, service marks, brand names, copyrights, patents and unamortized debt discount and expense, organizational expenses and the excess of the equity in any Subsidiary over the cost of the investment in such Subsidiary, all of the foregoing determined in accordance with GAAP applied in a manner consistent with the most recent audited financial statements delivered to Credit Agent under this Agreement.  For the purposes of this definition, mortgage servicing rights shall not be considered intangible assets.

“Parent” means Walker & Dunlop, Inc., a Maryland corporation, which is also referred to as the “Company” pursuant to that certain Fifth Amendment to this Agreement dated as of December 7, 2010.

(b)                                 Section 2.04 of the Agreement is hereby deleted in its entirety and replaced with “INTENTIONALLY OMITTED.”

(c)                                  Sections 6.01(a), (b) and (c) of the Credit Agreement are hereby deleted in their entirety, and replaced with the following:

(a)                              As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Parent, audited consolidated, and consolidating with respect to WDLLC, fiscal year-end statements of income and cash flows of the Parent for that year, and the related consolidated, and consolidating with respect to WDLLC, audited balance sheet as of the end of that year (setting forth in comparative form the corresponding figures for the preceding fiscal year), all in reasonable detail and accompanied by (1) an opinion as to those financial statements in form and substance reasonably satisfactory to Credit Agent and prepared by an independent certified public accounting firm reasonably acceptable to Credit Agent,  and (2) if then available or otherwise within fifteen (15) days of receipt by the Parent, any management letters, management reports or other supplementary comments or reports delivered by those accountants to the Parent;

(b)                             As soon as available and in any event within sixty (60) days after the end of each Fiscal Quarter of the Parent, including its last Fiscal Quarter, consolidated, and consolidating with respect to WDLLC, interim statements of income for that fiscal quarter and the period from the beginning of the fiscal year to end of that fiscal quarter, and the related consolidated and consolidating balance sheet (including contingent liabilities) as at the end of that fiscal quarter, all in reasonable detail, subject, however, to year-end audit adjustments;

(c)                              As soon as available and in any event within sixty (60) days after the end of each Fiscal Quarter, a consolidated report (“Servicing Portfolio Report”) as of the end of the Fiscal Quarter, as to all Mortgage Loans the servicing rights to which are owned by the Parent or its Affiliates, and separately for WDLLC (in each case, specified by investor type, recourse and non-recourse). The Servicing Portfolio Report must be in similar summary form as previously presented to Credit Agent (or as Credit Agent otherwise may agree), and must, at a minimum, indicate which Mortgage Loans (1) are current and in good standing, (2) are more than 30, 60 or 90 days past due, (3) are the subject of pending bankruptcy or foreclosure proceedings, or (4) have been converted (through foreclosure or other proceedings in lieu of foreclosure) into real estate owned by a member of the Parent’s consolidated group, and include, by Mortgage Loan type (x) weighted average coupon, (y) weighted average maturity, and (z) weighted average servicing fee.”

(d)                                 Section 6.02 is hereby amended as follows:

(i)                                     In Sections 6.02(a), (c), and (d) references to WDLLC shall be replaced by references to the Parent.

(ii)                                  In Sections 6.02(b), (e), (f), and (g), in addition to references to WDLLC there shall be added references to the Parent, as the context may require.

(e)                                  Section 6.03(d) is hereby amended by replacing “WDLCC” with “the Parent.”

(f)                                    Section 7.14, except for the last grammatical paragraph thereof, is hereby deleted in its entirety and replaced with the following:

(a)                                  Permit the Parent’s Tangible Net Worth at any time to be less than $100,000,000.00, to be tested on the last day of each Fiscal Quarter, or (b) permit the Parent or any applicable Subsidiary to otherwise not be in compliance with applicable net worth requirements of HUD or any Investor, including Fannie Mae and Freddie Mac.

(b)                                 Permit the Parent’s Liquid Assets, determined on a consolidated basis, at any time to be less than $10,000,000.00, or permit the Parent or any applicable Subsidiary otherwise not to be in compliance with applicable requirements of HUD or any Investor, including Fannie Mae and Freddie Mac.

(c)                                  Permit EBITDA at any time to be less than $12,000,000, to be tested on the last day of each Fiscal Quarter.

(d)                                 Permit the ratio of (i) EBITDA, to (ii) the sum of (a) interest payments made or required to be made by the Borrower on account of the Obligations (less cash received by the Borrower under the Rate Cap Agreement), plus (b) an amount equal to the aggregate principal amount of the Term Loan required to be paid by the Borrower hereunder (whether or not so paid) during the applicable year in accordance with Section 2.03(b) to be less than 3.0 to 1.0, determined for the applicable Measurement Period.

(e)                                  Permit the aggregate unpaid principal amount of (i) all Mortgage Loans comprising the Parent’s consolidated Servicing Portfolio to be less than $11.0 billion at any time or (ii) all Fannie Mae DUS Mortgage Loans comprising the Servicing Portfolio of WDLLC to be less than $7.5 billion at any time, calculated as of the last day of each Fiscal Quarter.

(f)                                    Permit the LTSV Ratio at any time to be greater than 40%, to be tested on the last day of each Fiscal Quarter.

(g)                                 Permit the aggregate unpaid principal amount of Fannie Mae DUS Mortgage Loans within the Parent’s consolidated Servicing Portfolio which are sixty (60) or more days past due or otherwise in default to at any time exceed two percent (2%) of the aggregate unpaid principal balance of all Fannie Mae DUS Mortgage Loans within the Parent’s consolidated Servicing Portfolio at such time.”

(g)                                 Exhibit B (Form of Compliance Certificate) to the Credit Agreement is hereby deleted in its entirety and replaced with the form of Exhibit B annexed to this Amendment.

7.                                       Obligor Group Acknowledgments.  Each member of the Obligor Group acknowledges, confirms and agrees that:

(a)                                  This Amendment is a Loan Document, and all references in any Loan Document to the Obligations shall mean and include the Obligations as amended by this Amendment.

(b)                                 Except as provided herein, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect, and each hereby (x) ratifies, confirms and reaffirms all and singular of the terms and conditions of the Credit Agreement and the other Loan Documents applicable to such Person, and (y) represents and warrants that:

(i)                                     After giving effect to this Amendment, no Default or Event of Default exists as of the date such Person executes this Amendment, nor will a Default or Event of Default exist as of the Effective Date.

(ii)                                  The representations and warranties made by, or with respect to, each such Person in the Credit Agreement and the other Loan Documents are true and correct as of the date hereof as if remade herein, and will be true and correct as of the Effective Date, except as to (1) matters which speak to a specific date, and (2) changes in the ordinary course to the extent permitted and contemplated by the Credit Agreement.

(iii)                               Each such Person has the power and authority and legal right to execute, deliver and perform this Amendment, has taken any necessary action to authorize the execution, delivery, and performance of this Amendment, and the individual executing and delivering this Amendment on behalf of such Person is duly authorized to do so.

(iv)                              This Amendment has been duly executed and delivered on behalf of such Person and constitutes the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

(c)                                  Upon receipt of an invoice or statement therefor, the reasonable attorneys’ fees and expenses and disbursements incurred by the Administrative Agent and the Lenders in connection with this Amendment shall be paid.

(d)                                 Such Person has no defenses, set offs or counterclaims with respect to any of its obligations to the Administrative Agent, the Collateral Agent, or the Lenders, and hereby releases, waives, and forever relinquishes all claims, demands, obligations, liabilities, and causes of action whatever kind or nature, whether known or unknown, which it has or may have as of the date hereof and as of the Effective Date against the Administrative Agent, the Collateral Agent, and/or any of the Lenders, or their respective affiliates, officers, directors, employees, agents, attorneys, independent contractors, and predecessors, together with their successors and assigns, directly or indirectly arising out of or based upon any matter connected with the Credit Agreement or the administration thereof or the obligations created thereby (including pursuant to this Amendment).

8.                                       Conditions Precedent.  This Amendment shall be effective upon the satisfaction by the Obligor Group of, or written waiver by the Administrative Agent and the Lenders of, the following conditions and any other conditions set forth in this Amendment, by no later than 4:00 p.m. (Boston time) on the date of this Amendment, as such time and date may be extended in writing by the Administrative Agent and the Lenders, in their sole discretion (with the date, if at all, by which such conditions have been satisfied or waived being referred to herein as, the “Effective Date”), failing which this Amendment and all related documents shall be null and void at the option of the Administrative Agent and the Lenders:

(a)                                  Delivery to the Administrative Agent and each Lender of the following:

(i)                                     This Amendment, duly executed by each member of the Obligor Group, and by the Administrative Agent and each Lender, and

(ii)                                  Such other documents as the Administrative Agent, Collateral Agent, or any Lender reasonably may require, duly executed and delivered.

(b)                                 The Borrower shall have paid to the Administrative Agent, for the ratable account of the Lenders based on their respective Commitments, a non-refundable, fully earned fee in the amount of $130,500.00.

(c)                                  No Default or Event of Default shall have occurred and be continuing.

(d)                                 In addition to all other expense payment and reimbursement obligations of the Obligor Group under the Credit Agreement and other Loan Documents, the Borrower will, promptly following its receipt of an appropriate invoice therefor, pay or reimburse the Administrative Agent and the Lenders for all of their respective reasonable out of pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses and disbursements) incurred in connection with the preparation of this Amendment and any other documents in connection herewith and the matters addressed in and contemplated by, this Amendment

9.                                       Miscellaneous.

(a)                                  This Amendment shall be governed in accordance with the internal laws of the Commonwealth of Massachusetts (without regard to conflict of laws principles) as an instrument under seal.

(b)                                 This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.  Signatures transmitted electronically (including by fax or e-mail) shall have the same legal effect as originals, but each party nevertheless shall deliver original signed counterparts of this Amendment to each other party upon request.

(c)                                  This Amendment constitutes the complete agreement among the Obligor Group and the Credit Parties with respect to the subject matter of this Amendment and supersedes all prior agreements and understanding relating to the subject matter of this Amendment, and may not be modified, altered, or amended except in accordance with the Credit Agreement.

(d)                                 Time is of the essence with respect to all aspects of this Amendment.

[Remainder of page intentionally left blank]

Executed as a sealed instrument as of the date first above written.

GPF ACQUISITION, LLC

By: Walker & Dunlop GP, LLC, its Managing Member

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	Managing Member

WALKER & DUNLOP MULTIFAMILY, INC.

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	President and CEO

WALKER & DUNLOP GP, LLC

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	Managing Member

GREEN PARK FINANCIAL LIMITED PARTNERSHIP

By: Walker & Dunlop GP, LLC, its Managing General Partner

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	Managing Member

W & D, INC.

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	President and CEO

WALKER & DUNLOP, LLC

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	President and CEO

WALKER & DUNLOP, INC.

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	President and CEO

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, and a Lender

By:	/s/ Jane E. Huntington
Name:	Jane E. Huntington
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, successor to NATIONAL CITY BANK, as a Lender

By:	/s/ Terri A. Wyda
Name:	Terri A. Wyda
Title:	Senior Vice President